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NEWS RELEASE
[FOR IMMEDIATE RELEASE]                                          [PER-SE LOGO]
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                                                             PER-SE TECHNOLOGIES
                                                      2840 Mt. Wilkinson Parkway
                                                          Atlanta, Georgia 30339
                                                          877/73PER-SE toll free

                                                         PER-SE COMPANY CONTACT:
                                                                  Michael Howard
                                                             Per-Se Technologies
                                                             voice: 770/444-5603
                                                         email: media@per-se.com


                   PER-SE TECHNOLOGIES ANNOUNCES TENDER OFFER
                            FOR 9-1/2% SENIOR NOTES
              Issues Separate Call for $30 million of Senior Notes

ATLANTA - August 12, 2003 - Per-Se Technologies, Inc. (Nasdaq: PSTI), a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and internet-enabled connectivity to the healthcare industry, today announced that it has commenced a cash tender offer for its $160 million outstanding Series B 9-1/2% senior notes due February 15, 2005.

The tender offer expires at 5:00 p.m., U.S. Eastern time, on Wednesday, September 10, 2003, unless extended or earlier terminated. Those holders who validly tender their senior notes on or before 5:00 p.m., U.S. Eastern time, on Monday, August 25, 2003, will receive the current redemption price of the notes of 102.375% of the principal amount plus a premium of 0.250% of the principal amount of the notes tendered. Those holders who validly tender their notes after 5:00 p.m., U.S. Eastern time, on Monday, August 25, 2003, but on or before 5:00 p.m., U.S. Eastern time, on Wednesday, September 10, 2003 (the expiration date), will receive the current redemption price of 102.375% of the principal amount of the notes. All holders who validly tender their notes will receive accrued and unpaid interest up to, but not including, the date of payment of the senior notes

The tender offer is being made pursuant to a Tender Offer and Information Statement and related Letter of Transmittal, which more fully set forth the terms of the tender offer. The closing of the tender offer is conditioned upon the Company obtaining debt financing to consummate the offer on terms and conditions satisfactory to the Company and customary conditions. The Company has received firm commitments from certain lenders to provide such debt financing in an amount sufficient to consummate the offer. Additional information concerning the terms of the tender offer, the process of tendering the notes and conditions to the tender offer, are being mailed to the holders of the senior notes. Additional copies of the Tender Offer and Information Statement and related Letter of Transmittal may be obtained from Georgeson Shareholder Communications Inc., information agent for the tender offer, at 212-440-9800 or 866-216-0461 (collect). Questions regarding the tender offer may be directed to the exclusive dealer manager, Banc of America Securities LLC, at 888-292-0070 (toll free) or 704-388-9217 (collect).

                                    - more -
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$30 MILLION CALL

The Company also announced today that it has called $30 million of the Series B 9-1/2% senior notes at the current redemption price of 102.375% plus accrued and unpaid interest. The Company will utilize the net proceeds of the Patient1(R) product line divestiture to fulfill the call. The call, which provides for redemption date of Thursday September 18, 2003, will be used for any senior notes that are not tendered. Information regarding the call will be posted with the Depositary Trust Company.


ABOUT PER-SE TECHNOLOGIES

Per-Se Technologies (Nasdaq: PSTI) is a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity for the healthcare industry. Atlanta-based Per-Se enables integrated delivery systems and physician practices to optimize the quality of care delivered and profitability of business operations simultaneously. The leading provider of business management outsourcing services to physicians, Per-Se supports approximately 47,000 physicians and 2,000 healthcare organizations. Per-Se processes more than 240 million medical transactions annually. Additional information is available at www.per-se.com.


SAFE HARBOR STATEMENT

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the cash tender offer for its $160 million outstanding Series B 9-1/2% senior notes. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, the satisfaction of certain conditions, including the Company's ability to obtain debt financing sufficient to complete the tender offer on terms acceptable to the Company. Additional factors that would cause actual results to differ materially from those contemplated within this press release can also be found in the Company's Safe Harbor Compliance Statement included in the Company's Form 10-Q for the quarter ended June 30, 2003, and Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The tender offer is being made solely by the Tender Offer and Information Statement and related Letter of Transmittal dated August 12, 2003. The CUSIP # for the senior notes is 584028AC8 and the ISIN# is US584028AC0.

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